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                                                                  EXHIBIT 11

                           CNA FINANCIAL CORPORATION
                 COMPUTATION OF NET INCOME PER COMMON SHARE


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Three Month Ended March 31                                 1994       1993
(In millions, except per share data)
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Net income (loss)..................................      $ (78.1)   $ 313.6
Less preferred stock dividends.....................          1.1        1.0
                                                          ------     ------
   Net income (loss) available to common stockholders.   $ (79.2)   $ 312.6
                                                          ======     ======

Weighted average shares outstanding................         61.8       61.8
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   Net income (loss) per common share..............      $ (1.28)   $  5.06
                                                          ======     ======
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                                         (27)
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